Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This AGREEMENT is entered into by and between FCStone, Group, Inc., and William J. Dunaway.

1. Employment. FCStone Group, Inc., (hereinafter referred to as “Employer”) employs William J. Dunaway (hereinafter referred to as “Executive”) as Chief Financial Officer of Employer, and EXECUTIVE accepts full-time employment, upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, while Employer shall be the EXECUTIVE’s employer of record, the term “Employer” shall be defined as including Employer’s subsidiaries as the context requires. The agreements contained herein are in consideration of EXECUTIVE’s continued employment, and are in place of all previously established agreements and understandings between the Employer, its subsidiaries and EXECUTIVE, whether or not specifically mentioned in this Agreement.

2. Annual Review. EXECUTIVE’s performance shall be reviewed annually by the Chief Executive Officer (the “CEO”). As part of the review, the CEO shall review EXECUTIVE’s Base Salary and may recommend to the Compensation Committee of Employer’s Board of Directors an increase to EXECUTIVE’s Base Salary. Such review shall be completed and communicated to EXECUTIVE between the end of Employer’s fiscal year and the annual meeting of the Board.

3. Term of Employment. The term of EXECUTIVE’s employment under this Agreement (“Term”) shall begin on September 1, 2008 and shall end on August 31, 2010. The Term may be extended by agreement of the parties. During the Term, Employer’s employment under this Agreement can be terminated by Employer or EXECUTIVE pursuant to Paragraphs 9 and 10, respectively.

4. Compensation and Benefits. As compensation for all services by EXECUTIVE under this Agreement, EXECUTIVE shall be entitled to the following compensation during the Term:

a. Base Salary. EXECUTIVE shall be paid an annualized Base Salary of at least $200,000. EXECUTIVE’s Base Salary shall be payable in accordance with Employer’s regular payroll practices and shall be subject to applicable required withholding and authorized deductions. Execution of this Agreement by EXECUTIVE shall constitute written authorization for Employer to make the withholdings from EXECUTIVE’s compensation as provided by this Sub-paragraph 4(a).

b. Annual Bonus Opportunity. Employer agrees that EXECUTIVE shall be eligible to earn an annual performance bonus (“Annual Bonus”) from Employer with respect to each fiscal year of Employer that ends during the Term, subject to the terms and conditions as set by the Board or Compensation Committee. Prior to or within the first 3 months of each fiscal year, the Compensation Committee, in consultation with the CEO, shall identify the performance and other bonus eligibility criteria by which

EXECUTIVE’s bonus eligibility shall be determined for that fiscal year. The amount of any such Annual Bonus shall be determined by the Board or the Compensation Committee in its discretion, consistent with Employer’s performance, EXECUTIVE’s contribution to Employer’s performance and any other bonus eligibility criteria set for that fiscal year. The Annual Bonus, if any, shall be payable within 60 days of the end of the fiscal year in which it was earned. In order to be eligible to receive the Annual Bonus for a given fiscal year, EXECUTIVE must be employed on the last day of the fiscal year in which the Annual Bonus was earned.

c. Long-Term Incentive Awards. Employer further agrees that EXECUTIVE shall be eligible to earn annual long-term incentive (“LTI”) compensation with respect to each fiscal year of Employer that ends during the Term, subject to the terms and conditions as set by Employer in the FCStone Group, Inc. Executive Long Term Incentive Plan in effect for the then current fiscal year. Prior to or within the first 3 months of each fiscal year, the Compensation Committee shall identify the performance and other eligibility criteria by which EXECUTIVE’s LTI award shall be determined for that fiscal year. Employer, in its discretion, shall decide whether the annual LTI will be awarded in the form of a Full-Value Award, such as restricted stock, or in the form of an Appreciation-Only Award, such as stock settled stock appreciation rights, or as a combination of Full-Value Awards and Appreciation-Only Awards. If the annual LTI award is an equity-based award, then the calculation to determine the number of shares underlying the Full-Value Award and/or the Appreciation-Only Award shall be determined by calculating the “fair value” of such award in accordance with Statement of Financial Accounting Standards No. 123R. The LTI award, if any, shall be awarded within 90 days of the end of the fiscal year in which it was earned, and shall vest 25% on each of the first 4 anniversaries of the date of grant. If the LTI award is an Appreciation-Only Award, the exercise price of such award shall be the fair market value of a share of Employer’s common stock on the date of grant. In order to be eligible to receive the LTI award for a given fiscal year, EXECUTIVE must be employed on the last day of the fiscal year in which the LTI award was earned. The parties agree that, with respect to EXECUTIVE, this Sub-paragraphs 4(b and c) replace and supersede any previous long-term or short-term incentive plans, programs or policies of Employer or its affiliates in which EXECUTIVE has been eligible in the past.

d. Executive Benefits. EXECUTIVE will be eligible to participate in all employee and executive pension and welfare benefit plans and programs, fringe benefits and perquisites generally available to Employer’s senior executives, as amended from time to time. EXECUTIVE will have access to the company aircraft for business travel as stipulated by company policy and procedures. To the extent that EXECUTIVE is not using the company aircraft, EXECUTIVE may be entitled to fly first class or business class for company business with the prior approval of the CEO.

e. Expenses. EXECUTIVE may incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and for promoting Employer’s business, including expenses for entertainment, travel and similar items. Subject to applicable tax and other laws, Employer will reimburse EXECUTIVE for all such reasonable expenses upon EXECUTIVE’s periodic presentation of an itemized account of such expenditures, with substantiation, in accordance with Employer’s regular policies as established from time to time.

f. Paid Time Off. EXECUTIVE shall be entitled to earn and carry-over Paid Time Off (“PTO”) pursuant to Employer’s then-current PTO policy, but in no event shall EXECUTIVE be entitled to earn less than 20 days of PTO per year and carry over up to 10 days of unused PTO to be used in the next calendar year. The scheduling of EXECUTIVE’s PTO shall be scheduled in consultation with the CEO and shall be scheduled to be consistent with and not conflict with EXECUTIVE’s duties.

g. Leaves of Absence. EXECUTIVE shall be granted leaves of absence for sickness, medical conditions of EXECUTIVE or members of his family, jury duty, military training and other reasons deemed appropriate by Employer, as governed by Employer’s then- current policies.

5. Titles, Duties and Responsibilities, Reporting. During the Term, EXECUTIVE shall serve as Employer’s Chief Financial Officer or with a comparable title, position and duties and also shall serve as an officer of such other subsidiaries of Employer as the CEO or Board shall direct. EXECUTIVE shall be responsible for the general financial management and operation of Employer and shall have such other duties as may be from time to time reasonably and lawfully be assigned by the CEO or Board. EXECUTIVE shall report directly to the CEO and may have some reporting responsibilities to the Board.

6. Scope of Service. EXECUTIVE shall devote substantially all of his entire time, attention and energies to Employer’s business and shall not during the Term be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the written permission of Employer However, EXECUTIVE may invest and manage his personal assets in such form or manner as will not require EXECUTIVE’s services in the operation of the affairs of the companies in which such investments are made. Additionally, EXECUTIVE may participate in corporate, trade organization or charitable board memberships that do not materially conflict with his employment with Employer or materially interfere with his employment duties, provided that EXECUTIVE first discloses any such proposed memberships to Employer.

7. Compliance with Laws, Regulations, Rules and Policies. During the Term, EXECUTIVE shall perform EXECUTIVE’s duties faithfully and diligently and in compliance with all applicable laws, regulations, Employer policies, handbooks, and manuals, and reasonable and lawful direction from the Board. Such compliance with laws and regulations shall include, but not be limited to, compliance with the Commodity Exchange Act, the rules and regulations of the Commodity Futures Trading Commission, and the rules and regulations of all exchanges and clearing corporations on which Employer or other FCStone companies transact business. EXECUTIVE shall also comply with all Employer policies respecting ethics, trading in Employer and affiliated companies’ stock, and all applicable rules and regulations of the Securities and Exchange Commission.

8. Indemnification. EXECUTIVE shall be entitled to indemnification by Employer in accordance with the provisions of Employer’s by-laws and the implementing Board resolutions in effect at the time indemnification is requested.

9. Termination by Employer. During the Term, Employer may terminate EXECUTIVE’s employment if any one or more of the following shall occur:

(a) Death. EXECUTIVE shall die during the Term; provided, however, that EXECUTIVE’s legal representatives shall be entitled to receive (1) EXECUTIVE’s Base Salary and reimbursable business expenses incurred up through the date of EXECUTIVE’s death; (2) earned but unpaid Annual Bonus, if any, due EXECUTIVE under this Agreement; (3) a pro-rata Annual Bonus based on actual bonus, determined and paid out at the end of the fiscal year, with respect to the fiscal year of Employer during which death occurs; and (4) any other vested and accrued compensation and benefits due EXECUTIVE under this Agreement or other plan, or policy of Employer. Upon EXECUTIVE’s death, he shall become fully vested in all LTI awards, stock awards options and similar equity rights, and all such rights shall become immediately exercisable and remain exercisable for one year from the date of EXECUTIVE’s death.

(b) Disability. EXECUTIVE shall become physically or mentally disabled, by meeting the definition of disability under Employer’s Long- Term Disability Insurance Policy (“LTD Policy”)or, if there is no LTD Policy, as determined by a licensed physician mutually selected by Employer and EXECUTIVE that EXECUTIVE is unable substantially to perform his duties and responsibilities hereunder for (1) a period of 180 consecutive days; or (2) for shorter periods aggregating 180 days during any twelve-month period (collectively referred to as the “Disability Period.”). In the event that Employer and EXECUTIVE cannot agree on a licensed physician to make the disability determination, each party shall select a licensed physician and the two licensed physicians shall select a third licensed physician to make the disability determination for purposes of this provision. Employer shall continue to pay EXECUTIVE his compensation, less any short term disability (“STD) benefits or long-term disability (“LTD”) benefits that EXECUTIVE receives through Employer’s STD or LTD policy or plan, benefits and reimbursable business expenses up through the Disability Period. The last day of the Disability Period shall be the date of termination of EXECUTIVE’s employment for purposes of this Agreement. If Employer terminates EXECUTIVE’s employment due to disability, EXECUTIVE shall receive (1) earned but unpaid Annual Bonus, if any, due EXECUTIVE under this Agreement; (2) a pro-rata Annual Bonus based on actual bonus, determined and paid at the end of the fiscal year, with respect to the fiscal year of Employer during which disability occurs; and (3) any other vested and accrued compensation and benefits due EXECUTIVE under this Agreement or other plan or policy of Employer. Upon EXECUTIVE’s disability, he shall become fully vested in all LTI awards, and stock awards options and similar equity right and all such rights shall become immediately exercisable and remain exercisable for one year from the date of EXECUTIVE’s date of termination.

(c) For Cause. EXECUTIVE acts, or fails to act, in a manner that provides Cause for termination of employment. For purposes of this Agreement, the term “Cause” means (i) any material breach by EXECUTIVE of any material term of this Agreement; (ii) the willful and continued failure of EXECUTIVE to perform his duties hereunder; (iii) EXECUTIVE willfully engages in acts of misconduct that materially impact the goodwill or business of Employer; (vi) EXECUTIVE willfully breaches a fiduciary trust for personal profit; or (v) EXECUTIVE willfully violates any law, rule or regulation; provided, however, that no termination under (i) or (ii) above shall be effective unless the EXECUTIVE does not cure such refusal or failure to Employer’s good faith satisfaction as soon as practicable after Employer gives the EXECUTIVE written notice identifying with specificity such breach or failure (and, in any event, within 30 calendar days after receipt of such written notice). No act or failure to act on the part of the EXECUTIVE shall be considered “willful” unless it is done, or omitted to be done, by the EXECUTIVE in bad faith or without reasonable belief that his action or omission was in the best interest of Employer.

Employer shall give EXECUTIVE written notice of its decision to terminate EXECUTIVE’s employment for Cause and shall state the date of termination within the notice. If Employer terminates EXECUTIVE’s employment for Cause, EXECUTIVE only shall be entitled to be paid for any unpaid Base Salary, reimbursable business expenses and any vested and accrued compensation and benefits due EXECUTIVE under this Agreement or other plan or policy of Employer up through the date of termination and shall be entitled to no further compensation and benefits after the date of termination.

(d) Change of Control. In the event of a Change in Control (as defined in the FCStone Group, Inc. Change in Control Severance Plan, as amended from time to time (the “CIC Plan”), EXECUTIVE’s rights to payment upon Employer’s termination of EXECUTIVE’s employment for other than Cause (as that term is defined in the CIC Plan), Disability, or Death or EXECUTIVE’s termination of his employment for Good Reason (as that term is defined in the CIC Plan) in connection with a Change in Control shall be governed by the terms of the CIC Plan.

(e) Without Cause. If Employer terminates EXECUTIVE’s employment for any reason other than as described in Sub-paragraphs 9(a)-(d), the termination shall be deemed a termination Without Cause. Employer shall give EXECUTIVE written notice of its decision to terminate EXECUTIVE’s employment Without Cause and shall state the date of termination within the notice. In that event, EXECUTIVE shall receive (1) any unpaid Base Salary and reimbursable business expenses due up through the date of termination; (2) earned but unpaid Annual Bonus, if any, due EXECUTIVE under this Agreement; (3) a pro-rata Annual Bonus based on actual bonus, determined and paid at the end of the fiscal year, with respect to the fiscal year of Employer during which the termination occurs; (4) a lump-sum cash payment equal to 140% of EXECUTIVE’s current annual Base Salary; and (5) any other vested and accrued compensation and benefits due EXECUTIVE under this Agreement or other plan or policy of Employer. Upon EXECUTIVE’s termination Without Cause, he shall become fully vested in all LTI awards, stock awards, options and similar equity rights, and all such rights shall become immediately exercisable and remain exercisable for 1 year from the date of EXECUTIVE’s termination.

10. Termination by EXECUTIVE. EXECUTIVE may terminate his employment under this Agreement with or without Good Reason on 30 days written notice to Employer. Termination by EXECUTIVE for “Good Reason” shall mean any of the following occurring, without EXECUTIVE’s prior written consent, within the 60 day period immediately preceding EXECUTIVE’s written notice to Employer of his intent to terminate his employment (i) the assignment to EXECUTIVE of any duties materially inconsistent with Paragraph 5, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by Employer within a reasonable time after receipt of notice thereof from EXECUTIVE; (ii) any requirement by Employer that the EXECUTIVE’s services be rendered primarily at a location or locations other than within the greater Des Moines or the greater Kansas City metropolitan area and for other than a de minimis period of time; (iii) any material breach of this Agreement by Employer that is not remedied by Employer as soon as practicable after EXECUTIVE provides Employer with written notice identifying such breach or failure (and in any event within 30 calendar days after receipt of such written notice); or (iv) any failure by Employer to comply with any provision of Paragraph 4, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by Employer promptly after receipt of notice thereof from EXECUTIVE.

In no event shall a termination of EXECUTIVE’s employment for Good Reason occur unless EXECUTIVE gives written notice to Employer in accordance with Paragraph 17 stating with specificity the events or actions that constitute Good Reason (a “Good Reason Notice”). In addition, EXECUTIVE shall provide the Good Reason Notice to Employer during the 60-day period immediately following the date that the events or actions constituting Good Reason first became known to EXECUTIVE. EXECUTIVE shall provide Employer with an opportunity to cure (if curable) the events or actions constituting Good Reason within a reasonable period of time, but at least 30 days from the date on which Employer receives the Good Reason Notice.

In the event that EXECUTIVE terminates his employment for Good Reason, such termination shall be treated the same as a termination by Employer Without Cause and EXECUTIVE shall be entitled to the same compensation and benefits as provided under Sub-paragraph 9(e).

If EXECUTIVE terminates his employment with Employer without Good Reason, then such termination shall be treated the same as a termination by Employer for Cause and EXECUTIVE shall only be entitled to the compensation and benefits as provided under Sub-paragraph 9(c). Notwithstanding anything contained in this Agreement to the contrary, upon EXECUTIVE’s termination of employment due to retirement under Employer’s tax-qualified defined benefit plan, EXECUTIVE shall become fully vested in all LTI awards, stock awards, and stock options and all such rights shall become immediately exercisable and remain exercisable for 2 years from the date of EXECUTIVE’s retirement.

11. No Mitigation. EXECUTIVE shall not be required to mitigate the amount of any payment provided in accordance with Paragraphs 9 and 10 by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by EXECUTIVE as the result of employment by another employer after the date of termination of employment by Employer.

12. Disclosure of Proprietary Information.

(a) EXECUTIVE understands and acknowledges that the success of the Employer’s business in large part depends upon the development, use and protections of certain Proprietary Information which has been developed at substantial expense by Employer and/or its affiliates, and which Employer and/or its affiliates will continue to refine and develop during EXECUTIVE’s employment and thereafter.

(b) EXECUTIVE acknowledges that his work for Employer necessitates the disclosure to him of Proprietary Information and materials of Employer and its affiliates as well as of their customers and customer prospects which EXECUTIVE agrees to hold in the strictest confidence unless and until the information becomes public knowledge through no fault of his own. “Proprietary Information” includes, but is not limited to, knowledge, information, documents or materials or data:

(i)	Business information such as, but not limited to:

(A)	Information about marketing/business/strategic plans, analytical techniques, market data and forecasts, production data or forecasts, and profit data or forecasts:

(B)	Training programs and materials, the details of the operations of Employer or its affiliates including compliance operations and employee manuals and procedures, computer programs and data, internally generated forms,

(C)	The identity and account information of former, current or potential customers or clients, as well as other information and records relating to such former, current or potential customers or clients;

(D)	Personnel information including, without limitation, salaries, duties, qualifications, performance levels, and terms of compensation of other employees;

(E)	The development and use of certain systems, methods and processes which Employer or its affiliates have not made public;

(ii)	Technical information such as, but not limited to, inventions, technologies, know how, methods, know-how, formulae, compositions, processes, procedures, discoveries, machines, inventions, computer programs, computer software, compilations of industry information, databases, and similar items or research projects;

(iii)	Information pertaining to Employer’s or its affiliates future plans and future developments such as, but not limited to, research and development or future marketing or merchandising; and

and any other information which, if known, would be of advantage to others competing with or doing business with Employer or its affiliates or any of their customers or potential customers, or would be of disadvantage to Employer, its affiliates or any of their customers, whether or not subject to patent, trademark, or trade secret. As part of his commitment to hold this information in strictest confidence, EXECUTIVE promises that he will not, during the Term or at any time after Term use for himself or others, directly or indirectly, or divulge or convey to any person not specifically authorized by Employer, any Proprietary Information. This promise does not extend, however, to his use, communication or disclosure of such Proprietary Information (i) as is specifically required in the ordinary course of performing his job with Employer, (ii) to such use, communication or disclosure as is authorized in writing by the Board of Directors of Employer, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Employer or by any administrative or legislative body (including a committee thereof) with jurisdiction to order EXECUTIVE to divulge, disclose, or make accessible such information, or (iv) as to such confidential information that becomes generally and lawfully known to the public or trade without EXECUTIVE’s violation of this Paragraph 12.

(c) Further, EXECUTIVE agrees that both while he is an employee of Employer, and after termination, for any reason, of his employment with Employer, he will take at Employer’s request and expense any and all reasonable and lawful measures to prevent the unauthorized use and disclosure of Proprietary Information and to prevent unauthorized persons or entities from obtaining or using Proprietary Information. During the same period, EXECUTIVE further agrees to refrain from taking any actions which would constitute or facilitate the unauthorized use or disclosure of Proprietary Information except in the ordinary course of his duties. EXECUTIVE specifically promises (except in the ordinary course of performing his duties), he shall not copy or cause to be made any copies, facsimiles, recordings, reproductions, sample, abstracts or summaries of any Proprietary Information, or to remove the same from Employer’s or its affiliates premises.

(d) EXECUTIVE further agrees and promise to return to Employer upon request, or immediately without request when his employment ends for whatever reason, any and all materials of any sort and in whatever form (including all copies of such materials)

relating in any way to Employer’s or its affiliates business and in any way obtained by him during the period of his employment with Employer which are in his possession or control. EXECUTIVE further agrees that he will not retain any copies of any of the foregoing, and will so represent and verify in writing to Employer upon termination of his employment.

(e) EXECUTIVE agrees to return all materials, software and equipment which are the property of Employer or its affiliates at the end of his employment.

13. Ownership of Intellectual Property and Business Opportunities. EXECUTIVE agrees that all work of any type that he has or will prepare or conceives relating to, or as a result of, his employment with Employer or its affiliates (the “Work”) is and will be the absolute property of Employer and may be modified, used and reused by Employer with no restrictions. The Work will include, but will not be limited to, new ventures, business relationships, ideas, inventions, discoveries, reports, drafts, notes of research, audits, know-how, trade secrets, budget analysis, software programs, databases, documentation, drawing and design, work product, renderings, sales and marketing plans, computer codes, artwork and descriptions, whether completed or in the process of creation, in any form whatever. EXECUTIVE agrees that any and all intellectual property and business opportunities which has arisen or will arise from the Work shall be the sole property of Employer. All Work performed or created during EXECUTIVE’s employment with Employer or its affiliates is or will be a “work made for hire” for Employer under the copyright laws of the United States. In the event any of the Work is for any reason deemed not a “work made for hire” or is not copyrightable material, then in consideration of the compensation which has been or will be paid to EXECUTIVE by Employer during his employment, EXECUTIVE hereby sells and assigns to Employer all intellectual property rights and ownership, including all copyrights, patents, trade secrets and other proprietary rights, to any and all Work produced by EXECUTIVE during his employment with Employer or its affiliates. EXECUTIVE further agrees to execute any and all documents, which from time to time become necessary, to effectuate the assignment of those rights to Employer.

14. Non-Compete and Non-Solicitation Provisions. EXECUTIVE recognizes that his employment with Employer affords him access to key confidential and strategic information concerning Employer and its plans and close contact with Employer’s customers, as well as access to information about them, which information and contacts are of great importance to Employer’s business. Therefore, in consideration of his continued employment by Employer, EXECUTIVE agrees that for a period of 24 months immediately following the termination of his employment by either party for any reason that EXECUTIVE shall not:

(a) Directly or indirectly, by, through, for or on behalf of others, own, manage, operate, join, control or participate in the ownership, management, operation, or control of, permit the use of his name by any business activity, or be connected in any manner (such as in a capacity as an owner, director, officer, shareholder, employee, manager, agent, advisor, consultant, independent contractor, or similar capacity), with any Competing Business. For purposes of this Agreement, “Competing Business” means any entity or person now existing or hereafter created which is engaged in or about to become or seeking to become engaged in research, development, production, marketing or selling any Competing Product(s). “Competing Product(s)” means product(s). process(es), or service(s) which compete directly or indirectly with Employer’s product(s), process(es), or service(s) in use, being researched or developed or in the process of becoming researched or developed as of the date of the termination of EXECUTIVE’s employment.

(b) Directly or indirectly, by, through, for or on behalf of others, own, manage, operate, join, control or participate in the ownership, management, operation, or control of, or be connected in any manner (such as in a capacity as an owner, member, director, officer, shareholder, employee, manager, agent, advisor, consultant, independent contractor, or similar capacity), with any business now existing or hereafter created, that is engaged in any of the following: (i) calling upon, soliciting, diverting, taking away or accepting business from any past or current customer or client of Employer or its affiliates, (ii) requesting, inducing, counseling or advising any past or current customer or client of Employer or its affiliates to cease or refrain from doing business with Employer or FCStone; (iii) soliciting for employment, retaining or employing, or becoming employed by, any past or present employee of Employer or its affiliates; or (iv) requesting, inducing, counseling or advising any other employee of Employer or its affiliates to leave the employ, of or cease affiliation with, Employer or its affiliates.

(c) Directly or indirectly, by through, for or on behalf of others, whether individually or in a capacity as an owner, member, director, officer, shareholder, employee, manager, agent, advisor, consultant, independent contractor, or similar capacity, in any way interfere with, or counsel or permit others to interfere with, Employer or its affiliates, or disparage Employer, its affiliates or their officers, directors, employees, agents and representatives, including but not limited to the good business reputation of Employer, its affiliates or their officers, directors, employees, agents and representatives. Employer and EXECUTIVE agree and understand that nothing in this Sub-paragraph 14(c) or this Agreement is in anyway intended to prohibit, limit, or prevent EXECUTIVE or Employer or Employer’s Board members or employees from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony would not be deemed to be a violation of this Sub-paragraph 14(c).

(d) EXECUTIVE agrees to keep Employer advised of his employment status during the two year term of the non-competition and non-solicitation provisions. EXECUTIVE further agrees to advise any prospective employer of his obligations under Paragraphs 12-14.

(e) Notwithstanding the provisions of this Paragraph 14, EXECUTIVE may have an ownership interest of 1% or less in any publicly held company without violating his obligations under this Paragraph 14.

EXECUTIVE ACKNOWLEDGES THAT THE BUSINESS OF EMPLOYER AND ITS AFFILIATES IS A WORLDWIDE BUSINESS AND IS SUCH THAT PERSONAL RELATIONSHIPS WITH CUSTOMERS AND GOOD WILL ARE IMPORTANT AND OF SIGNIFICANT VALUE TO EMPLOYER, THAT THE BUSINESS IS PRIMARILY CONDUCTED BY TELEPHONE

OR ELECTRONIC COMMUNICATION SUCH THAT GEOGRAPHIC LOCATION IS NOT CRITICAL TO THE CONDUCT OF SUCH BUSINESS; THAT EMPLOYER AND ITS AFFILIATES HAVE INVESTED AND WILL INVEST SUBSTANTIAL RESOURCES IN THE DEVELOPMENT OF THEIR BUSINESSES, AND THAT THE FOREGOING COVENANT IS NECESSARY FOR EMPLOYER’S AND ITS AFFILIATES PROTECTION AND TO INDUCE EMPLOYER AND ITS AFFILIATES TO MAKE SUCH INVESTMENT. EXECUTIVE FURTHER ACKNOWLEDGES AND WARRANTS THAT SUCH COVENANT IS REASONABLE IN SCOPE AND DURATION HAVING DUE REGARD FOR THE RIGHTS OF ALL PARTIES. EXECUTIVE FURTHER ACKNOWLEDGES AND WARRANTS THAT AS A RESULT OF HIS HIGH-LEVEL EXECUTIVE POSITION WITH EMPLOYER, HE HAS VALUABLE AND IMPORTANT PROPRIETARY KNOWLEDGE ABOUT EMPLOYER’S BUSINESS AND THAT THERE IS THE RISK OF INEVITABLE DISCLOSURE OF THAT PROPRIETARY KNOWLEDGE IF HE SUBSEQUENTLY WERE TO BE EMPLOYED BY A COMPETING BUSINESS AND THUS THE PROVISIONS OF THIS PARAGRAPH ARE NECESSARY TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF EMPLOYER AND ITS AFFILIATES.

15. Remedies. EXECUTIVE acknowledges and agrees:

(a) That the Proprietary Information is commercially and competitively valuable to Employer and its affiliates and that it is vital to the success of Employer’s and its affiliates’ business;

(b) That the unauthorized use or disclosure of said Proprietary Information, or a violation of his promises in Paragraphs 12-14 of this Agreement would cause irreparable harm to Employer and/or its affiliates;

(c) That by this Agreement, other similar agreements and other precautions, Employer and its affiliates are taking reasonable steps to protect their legitimate business interests.

(d) That the restrictions on the activities in which Employee may engage set forth in this Agreement, and the locations and periods of time for which such restrictions apply, are reasonably necessary in order to protect Employer’s and/or its affiliates’ legitimate business interests; and

(e) That, in the event that EXECUTIVE breaches his obligations under Paragraph 12-14, EXECUTIVE shall repay to Employer any and all severance pay that he has received pursuant to Paragraphs 9 or 10 and any and all stock options profits realized by EXECUTIVE, and Employer shall have no further obligations to pay any severance pay pursuant to this Agreement or any other agreement to EXECUTIVE.

(f) That nothing herein, including subsection (e) of this Paragraph shall limit or prohibit Employer from pursuing any remedies, whether in law or equity, available for a breach or threatened breach of this Agreement, including the right to seek injunctive relief and to recover monetary damages from EXECUTIVE. The prevailing party in any such proceeding to enforce any term or provision of this Agreement shall be entitled to payment from the other party, in addition to any damages that may be awarded, of their reasonable attorney fees and costs incurred in connection with such litigation.

16. Post-Employment Cooperation. EXECUTIVE agrees that, after his employment with Employer ends, he will cooperate, in good faith and at Employer’s request, with Employer by making himself accessible and available to provide consultation, and truthful testimony and assistance in connection with any legal proceeding, investigation, audit, or business matter in which Employer or any affiliated company or its or their successors, is involved and about which EXECUTIVE has personal knowledge or information. The parties agree that this cooperation clause is not intended to be an unreasonable burden on EXECUTIVE and they agree to work in good faith with each other to schedule the needed assistance from EXECUTIVE and to be reasonable in the requests made pursuant to this provision. Employer agrees that it shall promptly reimburse EXECUTIVE for his reasonable and documented out-of-pocket expenses incurred in connection with his rendering assistance or cooperation pursuant to this Paragraph 16 and (ii) EXECUTIVE shall be reasonably compensated at the rate of $100 per hour for his time, in excess of 4 hours in the aggregate, spent providing assistance or cooperation pursuant to this Paragraph 16, to the extent allowed by law. The parties understand and agree that EXECUTIVE will be entitled to no compensation for his time spent preparing for or testifying pursuant to a subpoena or other court or agency decision or order.

17. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to EXECUTIVE’s residence in the case of EXECUTIVE, or to the attention of the then-CEO or Chairman of the Board in the case of Employer.

18. Severability and Waiver. Should any provision of this Agreement be declared or be determined by an arbitrator or any court of competent jurisdiction to be illegal or invalid, such provision shall be deemed no longer a part of this Agreement, but the remaining parts, terms or provisions will remain in full force and effect. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same. A waiver by any party of any breach of any provision of this Agreement shall not operate, or be construed as, a waiver by such party of any breach of any other provision, or as a waiver of any later breach.

19. Assignment. EXECUTIVE acknowledges that the services to be rendered by EXECUTIVE are unique and personal. Accordingly, EXECUTIVE may not assign any of EXECUTIVE’s rights or delegate any of EXECUTIVE’s duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

20. Governing Law. This Agreement is made and entered into in the State of Missouri, and shall in all respects be interpreted, enforced and governed under the laws of said State, without regard to the application of Missouri’s choice of law rules. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

21. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including, without limitation, disputes under Title VII, the ADEA, the ADA, the FMLA, and other state and federal discrimination, employment or wage laws) shall be settled by arbitration in Kansas City, Missouri, by an arbitrator chosen by the parties. The arbitration, whether administered by a private arbitrator chosen by the parties or by the American Arbitration Association, shall be conducted in accordance with the employment dispute rules then existing of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall be free to pursue any remedy before the arbitrator that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrator shall be final and binding. The costs of the arbitration, including administration costs and arbitrator fees, shall be borne by the party that incurred them. Notwithstanding this arbitration provision, the parties agree and understand that Employer is not required to submit a dispute involving EXECUTIVE’s alleged breach of his obligation under Paragraphs 12-14 to arbitration and may commence an action in a court of competent jurisdiction with respect to such claim.

22. Tax-Related Matters.

(a) Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulations.

(b) Sections 280G/4999 Golden Parachute Tax. If during or after the Term, EXECUTIVE becomes subject to the excise tax (the “Parachute Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), the parties will handle the situation in conformity with Section 4.5 of the CIC Plan.

(c) Section 409A.

(1)	Full Compliance. It is the intent of the parties that all compensation and benefits payable or provided to EXECUTIVE (whether under this Agreement or otherwise) shall fully comply with the requirements of Code Section 409A. The Company agrees that it will not, without EXECUTIVE’s prior written consent, take any action, or refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon EXECUTIVE under Code Section 409A, and that it will hold EXECUTIVE harmless if any action it takes results in the imposition of such tax, interest and/or penalties.

(2)	Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if EXECUTIVE is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409-3(i)(2)) as of the Termination Date, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting EXECUTIVE to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the Termination Date shall be paid or provided to EXECUTIVE in a lump sum cash payment to be made on the earlier of (x) EXECUTIVE’s death or (y) the first business day of the seventh calendar month immediately following the month in which the Termination Date occurs.

(3)	Expense Reimbursements. Notwithstanding anything contained in this Agreement to the contrary, except to the extent any reimbursement, payment or entitlement does not qualify as Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to EXECUTIVE during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to EXECUTIVE in any other calendar year, (ii) the reimbursements for expenses for which EXECUTIVE is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(4)

Reimbursement of Expenses in Connection with a Separation from Service. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit under Paragraph 9 or otherwise due to a “separation from service” (as such term is described in Code Section 409A and the Treasury Regulations) that is exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to EXECUTIVE only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of EXECUTIVE following the taxable year of EXECUTIVE in which the separation from service occurs; provided, however that Employer reimburses such expenses no later than the last day of the third taxable year following the taxable year of EXECUTIVE in which the separation from service occurs.

(5)	Involuntary Separation due to Good Reason. Notwithstanding anything contained in this Agreement to the contrary, EXECUTIVE may only terminate his employment for Good Reason in accordance with Paragraph 10 only if such termination of employment complies with Treasury Regulation Section 1.409A-1(n) (2). It is the intent of the Parties that the definition of Good Reason and the separation-from-service procedures specified in Paragraph 10 fully comply with Treasury Regulation Section 1.409A-1(n) (2).

(6)	Tax Gross-Ups. Notwithstanding anything contained in this Agreement to the contrary, all tax gross-ups provided in connection with any payment made pursuant to this Agreement shall be paid by the end of EXECUTIVE’s taxable year next following EXECUTIVE’s taxable year in which EXECUTIVE (or Employer on his behalf) remits the related taxes, and which shall otherwise fully complies with Treasury Regulation Section 1.409A-3(i) (1) (v).

(7)	Dispute Resolution Payments. Provided that if such costs are not reimbursed in connection with a dispute exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(11), then such payment shall be made by Employer to EXECUTIVE in the year following the year in which the dispute is resolved.

(d) Section 83. It is the intent of the parties that all LTI compensation that is equity-based incentive compensation be taxed under Code Section 83. EXECUTIVE may – but is not obligated to – make an election under Code Section 83(b) within 30 days of the date of grant of any equity-based Full-Value Award.

23. Entire Agreement. This Agreement contains the entire understanding of the parties. Except as expressly provided herein, it may be changed only by an agreement in writing signed by both parties.

24. Board Approval Required. This Agreement will not become final, binding and effective on Employer unless and until it has been approved through a resolution of the Board of Directors of Employer.

25. Headings. The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26. Counterparts. This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

FCSTONE GROUP, INC.		EXECUTIVE

By:	/s/ Bruce Krehbiel	By:	/s/ William J. Dunaway
William J. Dunaway
Date:	November 5, 2008	Date:	November 7, 2008

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